SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2004

GREENE COUNTY BANCORP, INC.
(Exact name of registrant as specified in its charter)

                      Federal                                      0-25165                        14-1809721
(State or other jurisdiction of incorporation)       (Commission File No.)       (IRS Employer Identification No.)

302 Main Street, Catskill NY                                                                      12414
(Address of principal executive offices)                                          (Zip Code)

Registrant’s telephone number, including area code: (518) 943-2600

                               Not Applicable
(Former name or former address, if changed since last report)

Item 5.         Other Events and Regulation FD Disclosure.

The following information is furnished pursuant to this Item 5 as it may be deemed important to security holders.

On July 21, 2004, Greene County Bancorp, Inc. (the "Company") announced the expansion of its Board of Directors and appointment of an "Audit Committee Financial Expert" A copy of the press release dated July 21, 2004, giving details of the expansion and appointment is attached as Exhibit 99 to this report.

Item 7.         Financial Statements and Exhibits.

(a)     Not Applicable.

(b)     Not Applicable.

(c)     Exhibits.

Exhibit No.            Description

          99           Press release dated July 21, 2004

               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                       GREENE COUNTY BANCORP, INC.

DATE: July 21, 2004          By:     /s/ J. Bruce Whittaker
      J. Bruce Whittaker
      President and Chief Executive Officer

EXHIBIT 99

PRESS RELEASE OF GREENE COUNTY BANCORP, INC.

July 21, 2004
FOR IMMEDIATE RELEASE
Contact: J. Bruce Whittaker, President
and Chief Executive Officer
Tel (518) 943-2600

Greene County Bancorp, Inc. Expands Board
And Appoints "Audit Committee Financial Expert"

Catskill, NY - June 21, 2004 - Greene County Bancorp, Inc. (NASDAQ - GCBC) has announced the expansion of its Board of Directors from seven to eight members, and the appointment of Arthur Place, CPA, to its Board of Directors. He has also been appointed to the Company’s Audit Committee and has been designated as an "audit committee financial expert" in order to comply with recently promulgated rules of the Securities and Exchange Commission and listing standards of the NASDAQ.

A native of Catskill, Mr. Place is the senior partner of Arthur Place & Co. of Albany, NY. He has experience in bank auditing, has taught auditing, and served for three years on the NYSCPA professional conduct committee. J. Bruce Whittaker, President & CEO of the Company welcomed the addition of Mr. Place to the Board. Mr. Whittaker said, "Most of our Board members have known Mr. Place for a number of years. We look forward to the expertise that he will bring to the Company, not only in the audit and accounting area, but also his general business knowledge and experience."

Mr. Place was also appointed to the Boards of the Company’s wholly owned subsidiaries, The Bank of Greene County and Greene County Commercial Bank.

The Bank operates offices in Catskill, Coxsackie, Cairo, Greenville, Tannersville and Westerlo, NY.

END